Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Second Quarter Revenue 27% Over Prior Year

Onvia reduces net loss by 77% to lowest in Onvia’s history

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – August 7, 2007 – Onvia, a leading provider of comprehensive government sales intelligence to businesses seeking government procurement opportunities, announced its second quarter financial results today. Revenues for the second quarter of 2007 increased 27% to $5.2 million from $4.1 million in the second quarter of 2006. Onvia’s growth is being driven by increases in annual contract value and content licenses.

	Year 2006 - 2007 Quarterly Results (in millions, expect per share data) (unaudited)
	2006				2007
	Q1 06	Q2 06	Q3 06	Q4 06	Q1 07	Q2 07
Revenues	$3.9	$4.1	$4.3	$4.5	$4.9	$5.2
Gross margin	3.0	3.2	3.5	3.7	4.0	4.2
Net loss	(2.1)	(1.5)	(0.8)	(1.1)	(1.0)	(0.4)
Net loss per share	$(0.27)	$(0.20)	$(0.11)	$(0.13)	$(0.13)	$(0.04)

Gross margin for the second quarter improved to 82% from 79% in the prior year. Net loss decreased 77% to $358,000 from $1.5 million in the second quarter of 2006, and net loss per share for the second quarter decreased to $0.04 from $0.20 in the second quarter of 2006. Net loss includes non-cash stock compensation of $226,000 or $0.03 per share in the second quarter of 2007, compared to $319,000 or $0.04 per share in the second quarter of 2006.

In the second quarter of 2007, Onvia generated positive cash flow for the second consecutive quarter of $141,000, for a total of $536,000 in positive operating cash flow for the first half of 2007. Due to the seasonal purchasing cycle of the public sector, a higher percentage of Onvia’s clients typically renew in the first and fourth quarters of the year, which impacts the timing of cash flow generated by the Company.

Year over year, unearned revenue increased 20% to $10.2 million from $8.5 million as of June 30, 2006. Unearned revenue represents the unrecognized value of paid or billed client subscriptions and content license contracts.

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In March 2007, Onvia executed a new channel agreement with a third party who will repurpose some of Onvia’s content over the next three years. Under the contract, Onvia will receive license fees of approximately $1.4 million or $465,000 per year. Delivery of the new content began in June of 2007.

“First half results are in line with our 2007 operating objectives,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “We have achieved our first half cash flow goals and we are very pleased with our progress towards generating net income. Our focus on revenue growth through new product adoption, consistently solid client retention rates and cost containment has significantly reduced our net loss over prior periods.”

On June 4, 2007, Onvia announced the launch of its new Term Contracts Report, which identifies hard-to-find sales leads that help companies prepare for contracting opportunities before they are officially announced. Early notification of sales opportunities can be used to build sales pipelines, target contracts before a formal solicitation, identify opportunities that may never be formally announced, start networking efforts early to establish relationships, and obtain insight on competitors and competitive pricing.

The addition of the Term Contract information further enhances the size and comprehensive coverage of the Onvia Dominion database of public sector opportunities. Onvia’s database now covers over 4 million individually researched records and is expanded by over 3,500 newly researched records each day. Onvia’s clients also have access to over 73,000 agency buyer profiles and 275,000 vendor profiles for use in networking, researching opportunities, evaluating pricing and identifying future sales opportunities.

Office Relocation

On August 2, 2007, Onvia announced its plans to move its headquarters into 35,000 square feet of office space in downtown Seattle. Onvia’s obligation under its current office lease will be terminated upon the office relocation date, expected in January 2008. Onvia’s obligations under the new lease and the termination agreements for the existing lease are subject to Onvia’s current landlord’s lender’s consent, which is expected no later than August 15, 2007.

As a result of these transactions, Onvia’s future cash flow obligations will be reduced by approximately $3.2 million, offset by estimated tenant improvement costs of $850,000 expected to be incurred by Onvia in the fourth quarter of 2007 and first quarter of 2008. Onvia’s operating expenses will decrease by approximately $700,000 over the 28 month period beginning January 2008. In July 2007, Onvia provided a $538,000 security deposit on the new lease. Upon termination of the existing lease in January 2008, Onvia’s $3.5 million security deposit on its current space will be returned to the Company.

Onvia will reverse approximately $2.7 million of its existing idle lease accrual into income in the third quarter of 2007. This adjustment will be offset by a net increase in expenses, primarily related to the acceleration of depreciation expense on existing leasehold improvements. The useful life of the leasehold improvements at Onvia’s current headquarters must be shortened over the remaining lease term, which will increase Onvia’s quarterly depreciation expense by approximately $390,000 in both the third and fourth quarters of 2007.

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Second Quarter Operating Metrics

	(unaudited)
	2006				2007
	Q1 06	Q2 06	Q3 06	Q4 06	Q1 07	Q2 07
Annual Contract Value (in millions)	$13.9	$14.4	$14.9	$15.5	$16.6	$17.2
Clients	9,800	9,500	9,200	9,200	9,100	9,000
Contract Value per Client	$1,423	$1,512	$1,629	$1,692	$1,836	$1,920
Quarterly Contract Value per Client	$1,435	$1,673	$1,823	$1,810	$2,011	$2,065

Annual Contract Value

At June 30, 2007, annual contract value for client subscriptions was $17.2 million, up from $14.4 million at June 30, 2006, an increase of 19%.

Clients

At June 30, 2007, Onvia had approximately 9,000 clients, down from 9,100 at March 31, 2007, and 9,500 at June 30, 2006. The decline in clients is almost exclusively due to the decline of metropolitan coverage clients who receive the least amount of content due to their small geographic scope. The number of high value clients remained unchanged at approximately 8,000 clients compared to the first quarter of 2007. Metropolitan level clients comprise the balance of Onvia’s clients.

Annual Contract Value per Client

Annual contract value per client is the average annual contract value of our existing clients on an individual client basis. As of June 30, 2007, annual contract value per client was $1,920 compared to $1,512 a year ago, and $1,836 at March 31, 2007.

Quarterly Contract Value per Client

Quarterly contract value per client represents the average annual contract value of all new and renewing client transactions during the quarter. Quarterly contract value per client increased to $2,065 in the second quarter of 2007 compared to $1,673 in the second quarter of 2006, and $2,011 during the first quarter of 2007.

A conference call hosted by Onvia’s management will be held today, Tuesday, August 7, 2007 at 1:30 p.m. PDT to further discuss Onvia’s financial results. This call will be broadcast via the Internet and may be accessed from Onvia’s website at www.onvia.com. A replay of the broadcast will be available on Onvia’s website or by dialing 1-800-675-9924, pass code 80707, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

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About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, and transportation. Approximately 9,000 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 73,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington. More information about Onvia can be found at http://www.onvia.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s technology fails to handle the increased demands on its online network caused by the new product offerings; client adoption of new products is slower than expected; Onvia fails to improve sales penetration and marketing of new products; Onvia fails to improve operational efficiency; Onvia fails to increase annual contract value; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s focus on high value clients is misplaced; Onvia fails to continue to upgrade its existing client base into new and higher valued products; Onvia fails to anticipate increased construction costs and delays in construction timelines, which may impact Onvia’s office relocation date; and increased co-location costs related to moving Onvia’s data center offsite may impact Onvia’s cash flow and operating expenses.

Additional information about these and other cautionary statements can be found in Item 1A “Risk Factors” in Onvia’s Quarterly Report for the period ended March 31, 2007.

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2007	December 31, 2006
	(Unaudited) (In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,481	$8,430
Short-term investments, available-for-sale	10,148	6,005
Accounts receivable, net of allowance for doubtful accounts of $39 and $48	931	815
Prepaid expenses and other current assets	868	781

Total current assets	18,428	16,031

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $4,936 and $4,641	1,937	2,145
Long-term investments	—	1,478
Security deposits, net of current portion	3,500	3,500
Other assets, net	864	837

Total long term assets	6,301	7,960

TOTAL ASSETS	$24,729	$23,991

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$654	$455
Accrued expenses	1,141	1,107
Idle lease accrual, current portion	1,039	1,071
Capital leases, current portion	106	—
Unearned revenue, current portion	9,845	8,481
Deferred rent, current portion	45	29

Total current liabilities	12,830	11,143

LONG TERM LIABILITIES:
Idle lease accrual, net of current portion	2,146	2,708
Capital leases, net of current portion	138	—
Unearned revenue, net of current portion	337	359
Deferred rent, net of current portion	156	186

Total long term liabilities	2,777	3,253

TOTAL LIABILITIES	15,607	14,396

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:

Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,048,772 and 7,929,153 shares issued and outstanding	1	1
Treasury stock, at cost: 16,918 and 32,369 shares	(83)	(159)
Additional paid in capital	349,999	349,175
Accumulated other comprehensive loss	(10)	(6)
Accumulated deficit	(340,785)	(339,416)

Total stockholders’ equity	9,122	9,595

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,729	$23,991

ONVIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited) (In thousands, except per share data)		(Unaudited) (In thousands, except per share data)
Revenue
Subscription	$4,402	$3,469	$8,594	$6,798
Content license	674	535	1,246	1,034
Other	96	56	185	117

Total revenue	5,172	4,060	10,025	7,949

Cost of revenue	939	868	1,771	1,799

Gross margin	4,233	3,192	8,254	6,150

Operating expenses:
Sales and marketing	2,784	2,998	5,865	5,965
Technology and development	1,132	940	2,367	2,058
General and administrative	930	1,037	1,888	2,220

Total operating expenses	4,846	4,975	10,120	10,243

Loss from operations	(613)	(1,783)	(1,866)	(4,093)
Other income, net	255	245	497	457

Net loss	$(358)	$(1,538)	$(1,369)	$(3,636)

Unrealized (loss) / gain on available-for-sale securities	(6)	2	(5)	2

Comprehensive loss	$(364)	$(1,536)	$(1,374)	$(3,634)

Basic and diluted net loss per common share	$(0.04)	$(0.20)	$(0.17)	$(0.46)

Basic and diluted weighted average shares outstanding	8,038	7,884	8,013	7,868

ONVIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CAHS FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited) (In thousands)		(Unaudited) (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(358)	$(1,538)	$(1,369)	$(3,636)

Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	298	274	599	538
Loss / (gain) on sale of property and equipment	—	(2)	7	(2)
Stock-based compensation	226	319	453	655
Change in certain assets and liabilities:
Accounts receivable	(243)	(71)	(116)	2
Prepaid expenses and other current assets	82	176	(59)	(109)
Other assets	—	20	1	42
Accounts payable	240	(171)	199	(324)
Accrued expenses	(129)	(45)	87	(144)
Payments on idle lease accrual, net of sublease income	(306)	(544)	(594)	(1,077)
Unearned revenue	339	754	1,342	2,210
Deferred rent	(8)	(3)	(14)	1

Net cash provided by / (used in) operating activities	141	(831)	536	(1,844)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(27)	(218)	(50)	(496)
Proceeds from sales of property and equipment	—	—	—	5
Additions to internally developed software	(111)	(63)	(153)	(165)
Purchases of investments	(5,024)	(5,080)	(6,279)	(10,582)
Maturities of investments	1,105	8,298	3,609	12,469

Net cash (used in) / provided by investing activities	(4,057)	2,937	(2,873)	1,231

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(6)	—	(6)	—
Proceeds from exercise of stock options	99	70	394	133

Net cash provided by financing activities	93	70	388	133

Net (decrease) / increase in cash and cash equivalents	(3,823)	2,176	(1,949)	(480)

Cash and cash equivalents, beginning of period	10,304	9,431	8,430	12,087

Cash and cash equivalents, end of period	$6,481	$11,607	$6,481	$11,607

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unrealized loss / (gain) on available-for-sale investments	$6	$(2)	$5	$(2)
Issuance of treasury stock for 401K matching contribution	—	—	(83)	(62)
Purchases under capital lease obligations	(250)	—	(250)	—